Exhibit 99.1

DRAFT NEWS RELEASE

Ocean Power Technologies and Sonalysts Announce Joint Marketing Agreement

Pennington, NJ – December 5, 2016 – Ocean Power Technologies, Inc. (NASDAQ: OPTT) (“OPT” or “the Company”) and Sonalysts, Inc. announced today that they are partnering to explore and pursue mutual opportunities through a joint marketing agreement in defense and oil and gas applications where persistent power, and real-time data collection, processing, and transmission are critical. OPT’s PB3 PowerBuoy® is a reliable and persistent power and communication platform for remote offshore applications that enables the use of advanced multi-functional sensors and autonomous underwater vehicles. End-users can apply the PB3 to a suite of mission critical payloads while extending their range of operation, lowering their operational costs, and enabling real-time data transfer and decision making.

Founded in 1973, Sonalysts is a multi-disciplinary engineering and technical services firm with tremendous competency and expertise as a systems integrator developing and supporting mission critical systems for the U.S. Navy Submarine Force. Such applications include real-world mission and tactical analyses and electronic warfare, imaging and combat control systems. Sonalysts’ core strengths also include developing and delivering interactive, computer-based training solutions, operations analysis, human systems integration solutions, and weather and aviation information processing and streaming systems. Additionally, Sonalysts maintains core technology and expertise in undersea wireless communications and in autonomous undersea systems analysis which are available to a variety of defense and commercial customers.

George Kirby, OPT Chief Executive Officer stated: “We are excited to partner with such an innovative company as Sonalysts. We see great synergy with their core capabilities in systems integration, human-machine interfacing, big data processing, and undersea communication technologies. For instance, we believe that OPT’s PB3 PowerBuoy® is uniquely situated to be the charging and communications platform of choice for autonomous underwater vehicles in the defense and oil and gas industries. We believe that OPT’s technology combined with Sonalysts’ systems integration expertise will enable us to deliver real value to customers in the defense and oil and gas industries.”

Ocean Power Technologies, Inc.

Larry Clark, Sonalysts Chief Executive Officer stated, “We believe Sonalysts’ wXstation® software and Dispatch Weather Client (DWC) integrated with OPT’s PB3 PowerBuoy®, have the potential to form the base technology in support of future commercial and defense unmanned undersea system’s power and communication requirements. Bringing the unique capabilities and expertise of our two companies together to enable the autonomous undersea vehicle infrastructure in these two critically important business sectors could provide our customers with a substantial return on investment as compared to today’s manned and remotely operated systems.”

About Ocean Power Technologies, Inc.

Headquartered in Pennington, New Jersey, Ocean Power Technologies (NASDAQ:OPTT) is a leader in ocean wave energy conversion. OPT’s proprietary PowerBuoy® technology is based on a scalable and modular design. OPT specializes in cost-effective and environmentally sound ocean wave based power generation and management technology.

About Sonalysts Corporation

Sonalysts, Inc., an employee-owned business founded in 1973, offers extensive experience and strong qualifications in a wide variety of technical disciplines. The company’s multidisciplinary services organization includes approximately 350 engineers, scientists, computer scientists, and publication, media, and training specialists.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue", and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Company Contact: Matthew T. Shafer, Chief Financial Officer and Treasurer Investor Relations Contact: Andrew Barwicki Barwicki Investor Relations Inc	Phone: 609-730-0400 Phone: 516-662-9461